Exhibit 99.2

STAAR SURGICAL, #11125535
STAAR SURGICAL FOURTH QUARTER 2008 EARNINGS
CONFERENCE CALL
March 16, 2009 4:30 PM ET
Chairperson: Barry Caldwell (Mgmt.)

Operator:
Good afternoon ladies and gentlemen, thank you so much for standing by.  Welcome to the STAAR Surgical Fourth Quarter 2008 Earnings conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you do have a question, please press the star followed by the one on your touch-tone phone.  Once you make that choice, if you decide you’d like to withdraw your question, pressing the star followed by the two will remove your line from the queue.  If you’re using speaker equipment to listen today, please note you’ll need to lift up your handset prior to making your selection.  And as a reminder, the conference is being recorded today on Monday the 16th of March, 2009.

I’ll now turn the conference over to Mr. Doug Sherk with the EVC Group.  Please go ahead.

Doug Sherk:
Well thank you, Operator, and good afternoon everyone.  Thank you for joining us this afternoon for the STAAR Surgical conference call to review the company’s progress and financial results for the fourth quarter and full year 2008, which ended on January 2nd, 2009.  The news release announcing the results crossed the wire this afternoon shortly after the market closed, and is available at STAAR’s website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call’s conclusion, and will remain available for seven days.  The Operator will provide the dial-in information at the conclusion of today’s call.  In addition, today’s call is being broadcast live, and along with an archived replay, will be available at STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, or revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements about the effect of the jury verdict against us at recent litigation, our intent to challenge that verdict, both by post trial motions, and, if necessary, by appeals, or the outcome of future litigation, any statements regarding expectations regarding expectations for the success of the ICL or other products in the US and international markets, any statements concerning proposed new products or government approval of new products, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the forgoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today’s press release, and in the Risk Factor section of our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 11th, 2008, and our Annual Report on Form 10-K filed with the Commission on March 12th, 2008.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, today’s presentation includes certain financial measures used to better understand our business, but have not been prepared in accordance with Generally Accepted Accounting Principles.  An explanation and reconciliation of these non-GAAP measures has been provided in today’s press release by the company, which is available on the website at www.staar.com.

Now I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good afternoon everyone.  Thank you for joining us today to review our fourth quarter and full year 2008 financial and operational results.  With me today is Deborah Andrews, our Chief Financial Officer.  After my opening remarks, Deborah will cover in more detail the highlights of the quarter, as well as our progress during the first quarter.  Then I’ll come back to add a few additional comments about recent developments.  We’ve got a lot to cover today, so let’s get started.

At the beginning of 2008, we laid out five key metrics upon which you could judge our performance during the course of the year.  During the fourth quarter, we met three of the five metrics.  For the first three quarters, we met all five.  So, though not perfect, a pretty good score overall for the year.

While the fourth quarter experienced some impact from the challenging world economic environment, the first quarter of 2009 has shown continuous improvement in our progress to profitability.  Now I’d like to update you on how we performed against the five key metrics during the fourth quarter of 2008.

The first metric is to reduce our operating cash burn, and again, we produced positive results as a result of our rising margins, and cost cutting efforts.  During the fourth quarter we continued to focus on reducing operational expenses, both domestically and abroad, and on an apple to apple basis, generated a reduction of 1.8 million, or 16% from prior year’s fourth quarter spending.

Cash used in operations in the fourth quarter was under $1 million.  We reduced our cash use in operations, excluding Japan, which was acquired in January 2008, by 81% as compared to the fourth quarter of 2007.  For the year, the cash used in operations, excluding Japan, was $5 million, as compared to over $11 million in 2007.

Our second measure is to drive quarterly improvement in our overall gross margin, and we just missed that in fourth quarter.  During the quarter, gross margin increased to 57.1%, which is a 600 basis point improvement from the fourth quarter of last year.  However, we fell slightly short of the 57.7 gross margin achieved during the third quarter.  That’s largely due to the overall—lower overall sales growth in our Visian ICL products.

For the year, our gross margin was 53.6% as reported, which includes purchase accounting charges from the Japan acquisition.  Excluding this $1.5 million adjustment, the gross margin for the year was 55.6% as compared to 49.3% in 2007.

The third metric was to generate the strong international revenue growth seen in 2007.  End user demand remains strong.  During the fourth quarter, international sales increased by 23%, which was 30% when you exclude the impact of currency.  For the year, international experienced an overall 41% revenue growth.  The key impact of the weakened economy was inventory reduction in several key markets where distributors were conserving cash during the fourth quarter by reducing inventory purchases, as compared to the fourth quarter of 2007 when they were in their typical yearend inventory build mode.  But again, end user demand remains strong.

Our fourth metric that we gave you to evaluate our progress during 2008 was achieving $12 million in sales from STAAR Japan.  During the quarter, STAAR Japan contributed 3.7 million in sales, and for the full year, STAAR Japan operations recorded 12.7 million in sales.

This was a very important acquisition for the company, and you may recall, it was necessary for us to own 100% of STAAR Japan in order to control the ICL technology worldwide.  I want to congratulate the entire team for working together in order to overcome the challenges of an acquisition like this.  These efforts were led by David Bailey, our President of International Operations, and embraced—embraced by the entire management team at STAAR Japan.  We expect overall profitability and positive cash flows in 2009, and results so far indicate we’re well on track for that.

Finally, our fifth metric was to grow Visian ICL sales in the US.  While we consistently achieved this metric in each of the first three quarters, we fell short in fourth quarter.  US Visian ICL sales were basically flat during the fourth quarter.  While flat is not good, it is excellent compared to the estimated 40% decline for the total refractive market during the fourth quarter.

Certainly the news has not been good for refractive procedures during the fourth quarter.  LCA-Vision has already reported a 51% decline in procedures for the quarter, and AMO has basically reported a 40% decline.  For the year, the Visian ICL sales in the US increased by 18%, while the market declined by about 35%.  As a result, using the market share data for procedures, we believe that we entered 2008 with a 0.4% share of refractive procedures, and during the fourth quarter, we achieved a 1% share of these procedures.

Further, the true demand trends for the ICL in the US were better than sales indicate because of our strategic decision early in the year to reduce bulk sales.  For the fourth quarter, the number of bulk orders was at, by far, the lowest level for the year, against a very strong comp during the fourth quarter of 2007 when we were accepting bulk orders.  As a matter of fact, overall, our sales to non-bulk, or singles, as we call them, increased by 13% during the fourth quarter.

In summary, though we stumbled a bit during the fourth quarter on a few of our metrics, we were successful on all five for the full year.  And while you’ve heard this before from me, and you’re going to likely hear it again, we still have work to do.  It’s important to note that so far in 2009, our progress has continued toward our goal to profitability.

Now I’d like to have Deborah review some of the fourth quarter financial highlights and operational highlights, then I’ll come back to provide some updates on some other key events, which will then be followed by your questions.  Deborah, I’ll turn it over to you.

Deborah Andrews:
Thanks, Barry.  Good afternoon everyone.  I’d like to start off this afternoon reviewing our cash situation.  As Barry mentioned in his opening remarks, we’ve been aggressively managing our cash position all year by carefully cutting costs, and we continued to do so in the fourth quarter.  During the quarter, we used just 991,000 of cash for operating activities.  Excluding Japan, we used 514,000.  We had cash expenses of 600,000 for legal fees during the fourth quarter, so non-Japan operations would’ve generated cash were it not for the legal fees.

Each quarter during 2008, we’ve lowered our cash use for operating activities, and we finished the year with just under 5 million in cash, although 2 million of this cash is available only in Japan.

Cash used in operating activities for the year ended January 2nd, 2009, was 8.2 million compared to 11.2 million reported for the year ended December 28th, 2007.  STAAR Japan used $477,000 and 3.4 million in cash for operating activities for the three months and year ended January 2nd, 2009 respectively.

Excluding cash used by STAAR Japan, cash used in operating activities was 4.8 million, a 57% reduction over 2007.  As Barry mentioned earlier, STAAR Japan was expected to use cash in 2008, but is expected to be cash flow positive in 2009.

Turning to our P&L, our gross profit margin as compared to last year has improved by 430 basis points.  Compared to last year, the increase was mostly attributable to higher margin Visian ICL sales, specifically, higher margin US ICL sales, and higher margin TICL sales in international, along with cataract sales in Japan where higher ASPs prevailed.  In the fourth quarter, gross margins flattened due to the slowdown in ICL sales Barry mentioned.

Improved gross margins and reduced operating expenses are the two key factors behind our improved cash utilization during the year.  For example, during the fourth quarter, we recorded 4.3 million in G&A expenses.  Japan expenses totaled 1.1 million.  Excluding Japan, our fourth quarter G&A expenses were 5% under last year’s level of 3.4 million, even including legal expenses.  More impressive were the decline in sales and marketing expenses during the fourth quarter, which were down 19%—when Japan’s costs are excluded, and the decline in R&D costs, which were down 22% when Japan is excluded.

Of course the big impact to our reporting bottom line in the fourth quarter is the 5.9 million in other operating expenses, resulting from the Parallax litigation verdict reached earlier this month, and the 1 million non-cash charge associated with the impairment of certain patents in our portfolio.

Based on our financial position at this time, as a result of the verdict, we will likely receive a going concern opinion from our auditors.  We will be filing a 15 day extension for our 2008 10-K so we can fully assess the effects of the verdict on our liquidity and capital resources.  During this time, we expect the final judgment to be filed.

During our fourth quarter call for 2007, we announced that we were implementing a management task team to fine 5 to 6 million in cost reductions, and manufacturing efficiencies.  Subsequently, during 2008, we reduced operating expenses by 2.6 million, and achieved 3.3 million improvement in our global gross profit, excluding Japan.  For 2009, we will continue to aggressively pursue cost reductions in our business, without hindering our ability to grow the business.

At the beginning of the year, we implemented a new US sales force structure, designed to maximize our Collamer material positioning for ICLs, and IOLs, as well as improved go-to-market efficiencies.  We expect the implementation of this structure should yield us approximately 1 million in additional cost savings in 2009.

In addition, as we reported in our news release this afternoon, we’ve begun a Centers of Excellence Project, which is designed to take advantage of our key competencies in both Japan and the US.  STAAR Japan has demonstrated the core competency in delivery systems for IOLs, while the US has broad experience in optics material and design.  Japan will become the STAAR Center of Excellence for delivery systems, while the US will be the Center of Excellence for optics material design and manufacturing.  The actions taken as a part of this project should enhance our ability to introduce new technologies, while reducing the cost of our IOLs significantly beginning in 2010.

Additionally, we’ve created a 2009 budget that resulted from challenges to all uses of cash and is focused on the bottom line; achieveing profitability and positive cash flow in 2009.  Through February 6, we’re off to a good start with respect to these goals.

I’d like to now turn the call back over to Barry.

Barry Caldwell:
Thanks, Deborah.  I’d like to cover three recent developments in our business before we open the call up for questions.  First I’d like to speak about two compliance tests which the company has successfully passed.  During the last two weeks of February, the FDA conducted a routine audit of our facilities here in Monrovia.  Though our objective, of course, is to not have any observations from such a visit.  I’m very pleased to report they noted only three minor observations, which we believe can be quickly addressed.  I think this reflects the continuous improvement, which the company has been diligently pursuing in this area for some time.  I’d like to congratulate John Santos, our Head of Quality and Regulatory, and the entire quality and regulatory team on this successful review, and challenge them to continue to focus on improvements.

Additionally, with the acquisition of the business in Japan, our finance team has been challenged during the year with the project to become SOX compliant in Japan.  We did use outside consultants for assistance, which cost us about $300,000 during 2008, and will not be repeated in 2009.  I am happy to report that we’ve successfully passed this test without any significant deficiencies.  I want to congratulate the entire finance teams in both Japan and the US, and in particular, our global controller here in Monrovia, and our controller in Japan.

The second development which has been mentioned is the judgment that Deborah noted earlier, which we reported on March 3rd.  Clearly, we vehemently disagree with the jury’s verdict, and believe there are several legal arguments to pursue as part of a vigorous appeal.  The judgment has not yet been entered by the court.  While 4.9 million is the maximum amount of damages that the plaintiffs in this case can recover, as a result of the post trial motions that we anticipate filing, the judge could choose to reduce the amount of either or both of the compensatory and punitive damages awarded by the jury.  Because the legal proceedings are ongoing, we will not be answering any specific questions about those proceedings today.

We aren’t making any predictions about the possibilities of reduced judgment; however, upon the entry of the judgment in this case, we will be able to refine the wide range of options we’re currently examining at this point in time.  Unfortunately, again, today we won’t be able to offer any further comment on the judgment or our strategy until there are further developments to report.

Third, I’d like to update you on the approval process for the Toric ICL here in the US, and the ICL in Japan.

First to the US.  The FDA examiner who had been reviewing this process retired at yearend, which we had previous noted.  The submission was transferred to a new examiner in early January, and then transferred again to a third reviewer the first week of February.  We did receive the second report of the third party auditor, which the FDA allowed to be released the third week of February.  The FDA had two additional questions to the third party auditor, which were answered today to the FDA.  Once the FDA has reviewed the two answers, we should be allowed to submit our corrective action plan.

The FDA stated that it should take them about three weeks to review our most recent answers, and then they’ll call us for a one day inspection by the local FDA office.  Once that inspection is completed, the local office will issue a simple e-mail report, and the FDA would be in a position to begin the clinical trial review.

In Japan, we continue to move forward with the combined application for approval of the ICL and TICL based on the clinical trials completed in Japan.  The data is under active review, and as a part of that review we expect a routine, good clinical practice audit to occur this month.  Following that we would expect an expert review, with a final determination on approvability by the middle of this year.

Now, we’re getting ready to go to the question and answer session, but I would like to, after that session, come back and give you our key metrics for 2009, upon which we’d like for you to judge our performance.

So at this point, Operator, we can open the line for questions.

Operator:
All right, certainly.  Thank you, sir.  Ladies and gentlemen, at this time we will begin our question and answer session.  As a reminder, if you do have a question at this time, please press the star followed by the one on your touch-tone phone.  Once you make that choice, if you decide you’d like to withdraw your question, pressing the star followed by the two will remove your line from the queue.  If you’re using speaker equipment today, please remember you’ll need to lift up your handset prior to making your selection.

Our first question is from the line of Joanne Wuensch with BMO Capital Markets.  Please go ahead.

Joanne Wuensch:
Hi.  Thank you for taking the question.  Where to begin?  Okay, Deborah, you talked about your ’09 budget.  Could you outline for us what you think your use of cash could be throughout the year?  And this leads right into the next question, so I’m going to ask it now.  You talked about a going concern opinion; that doesn’t sound good.  What does that mean exactly?  And I suspect that [inaudible] in cash would lead into the results of what a going concern opinion could lead to.

Barry Caldwell:	Okay, why don’t you try to take it first and then I’ll comment. The last part, Joanne, you cut out. Could you restate that?

Joanne Wuensch:	Yes, I mean essentially I’m asking two different questions which are linked. One is what does the ’09 budget look like with the cash, and what does it mean for the going concern opinion?

Deborah Andrews:	Well the—our ’09 budget is to be cash flow positive in all four quarters of 2009.

Barry Caldwell:	Yes.

Deborah Andrews:	At least [inaudible].

Barry Caldwell:	And I don’t think, Joanne, that…

Deborah Andrews:	From operating activities anyways.

Barry Caldwell:	And that’s not really the basic link to a potential going concern.

Joanne Wuensch:	Okay.

Deborah Andrews:	Although our ’09 budget would show profits and cash flow, the judgment itself is significantly beyond—you know—what our plans were for ’09 in terms of cash flows.

Joanne Wuensch:	All right, so, but can you give us some more information, or help me understand what it would encapsulate then? Are we looking—please?

Deborah Andrews:	The going concern [inaudible].

Barry Caldwell:	What’s your—would you state your question again, Joanne? Sorry.

Joanne Wuensch:	What are they looking for in the going concern opinion?

Deborah Andrews:	Well they want to see that you have sufficient cash flow to cover the judgment and any other requirements over the next 15 months, let’s say, through the end of first quarter of 2010.

Barry Caldwell:
And Deborah earlier stated that we are extending the filing for 15 days.  It’s likely that we’ll get a going concern, but at this point in time that’s not a final decision.  We’re going through several potential options, considering all of those options in order to protect the interest of our shareholders, employees, and customers.

But I would say this, a couple of comments, Joanne.  I know here at STAAR, the company several years ago went through a going concern, and it was quite traumatic for the company.  I think, number one, in today’s environment, auditors are scrutinizing particularly small companies much more closely, and going concerns are, I won’t say routine, but there are certainly more going concerns being issued today than there were five, six, seven years ago.

Secondly, we feel quite confident about where the business is today, and it is about exactly where we thought it would be, and we feel very confident about our plans in 2009.  So with both of those considerations in mind, we don’t believe that a going concern will be a major obstacle for the company in 2009.

Joanne Wuensch:	Okay.

Deborah Andrews:
But I think, Joanne, you know, considering that we have 4.9 million in cash now, and the jury verdict is 4.9 million, that pretty much—you know—automatically puts us in a—you know—difficult situation with our auditors.  They can rely on our projections for the year, but only to a certain extent.  And—you know—so as Barry said, we believe that will probably be the case, but that’s not certain at this point in time.  We need a little bit of time to evaluate our—you know—liquidity situation, and that’s what—you know—we’re in the process of doing.

Barry Caldwell:	And certainly without the verdict, we did not think this would be the case, and we’ve been planning that way accordingly throughout the audit and the year in process.

Joanne Wuensch:
All right.  Okay, that’s helpful to know.  Can you give us some granularity on what you saw in US Visian sales?  I mean you’ve bucked the trend of the laser vision correction businesses, which is great, but could you give us an idea as time has moved forward month by month by month, are you seeing a weakening in demand?

Barry Caldwell:
You know, Joanne, we have not, and I believe in our press release we stated that the Visian ICL sales through the first two months of this year are up over 25%, both globally and in the US.  So even though our fourth quarter overall sales were flat—you know—most of that was due to the—to our bulk order decision.  Our sales in fourth quarter of the Visian ICL, only 5% of those were related to bulk orders, whereas that number has been driven down throughout the year from 29% to 16% to 13%, so we’ve been driving that out of the comparables that we’ve had to run against against 2007.  And as we said, if you take the bulk out for fourth quarter, our single users, the ones that buy based upon demand and don’t have a bulk opportunity, those did increase 13%.

Joanne Wuensch:	Okay. If you had to put odds on the Toric ICL being approved this year, what would they be?

Barry Caldwell:
Let me see, odds… and the FDA… and Las Vegas.  All those seem to go together, right?  I—you know—the data that’s been resubmitted in terms of the clinical results is the same that was looked at a couple of years ago.  It’s not new results to the FDA.  But what it is is clean results.  It’s clean, audited, all the I’s are dotted, all the T’s are crossed, and that’s what’s different.

I feel quite confident, and I still will be disappointed if we don’t have approval by the middle of this year in the US for the Toric ICL.

Joanne Wuensch:	Okay, thank you very much.

Barry Caldwell:	Thank you.

Operator:	All right, thank you. Our next question is from the line of Jack Fraser with Seamark Capital. Please go ahead with your question.

Barry Caldwell:	Hi, Jack

Jack Fraser:
Good afternoon, guys.  Actually I think this button was from me trying to let you know that the press release had not come out, so we started the call blind, actually.  So I’ll circle back into queue, and come back to you.

Barry Caldwell:	Okay, do you have it now, Jack?

Jack Fraser:	We do now. It came out after you guys started, actually. Thanks.

Barry Caldwell:	Okay, thank you.

Operator:	All right, thank you. Moving on. Our next question is from the line of Rick D’Auteuil with Columbia Management. Please go ahead.

Rick D’Auteuil:
Yes, this is more on the communication front.  Barry, I think you were interviewed a couple times in the fourth quarter—you know—maybe mid, even maybe two thirds of the way through the fourth quarter, and had pretty strong optimism, not only about what you’ve restated today about being profitable in all four quarters of ’09, but having at least flow break even in Q4.  You didn’t achieve it, so it sort of implies something happened at least in the month of December.  What happened?

Barry Caldwell:
Well—you know—yes, I think first of all, Rick, you’re right.  And secondly, as we’d said all along, our fourth quarter goal was to make a buck in cash at the operating income line.  We—and that would be excluding the non-cash expenses that you typically see.  Our revenues fell a little bit short for fourth quarter, as we’ve recognized.  We didn’t see, maybe we should have, we did not see the inventory management of our key distributors being an issue fourth quarter as compared to last year, but it clearly was.

Second, in December our expenses were higher than we anticipated, and some of this was the legal expenses with the delay in the trial.

Rick D’Auteuil:	Okay, so can you—and year-to-date—you know—you feel better about things, so do you think that destocking, or whatever was going on in the distributor base is behind you now?

Barry Caldwell:
Yes, we think so.  As a matter of fact—you know—as I say, yes, outside the US where distributor inventories become an issue through the first two months, our Visian ICL sales are up over 25%.  So we’re certainly seeing that.  We haven’t seen any slow—any slowdown in the demand at the physician level in terms of procedures they’re doing, so that’s also encouraging to us.

Rick D’Auteuil:	Well what about, I mean you’re focusing on Visian, and I understand that, but what about—you know—the IOL business?

Barry Caldwell:
Well, you know, okay, yes you’re right.  I thought the question was more around the ICL.  Sorry.  The IOL business was extremely strong in Japan in the fourth quarter.  As a matter of fact, our worldwide IOL sales increased by 47% during the quarter.  Japan is doing extremely well the first two months of 2009.  As a matter of fact, their IOL sales have increased by over 35% during the first two months.  We’ve seen in the US the first two months, that we’ve gotten back to ground zero, and we think we’ve got a shot at actually seeing growth of IOL sales in the US during the first quarter.

Rick D’Auteuil:
Are you—what do you attribute the gains in Japan to, one?  And then, two, back to the US, we had expected with some, some better technology that we’d see improved reimbursement or improved revenues and margins, have you now kind of gotten away from the commodity products and fully converted your domestic IOL business?  So two questions, Japan, what do you attribute the benefits to, and then back to the US?

Barry Caldwell:
Right, Rick, well good questions, Rick.  Thank you.  First of all, in Japan, I think a couple of factors there have been key to our success in Japan.  One is the technology, and that’s the pre-loaded IOL technology, which you’ll recall, is a part of our US plan later in 2009.  But I think second is—you know—in 2008, it was a huge transition year for the organization in Japan.  During most of the year, in sales and marketing we had duplicate staffs, and that means staff from the Canon days, while we were, while we were in the process of hiring our own group there.  They’re now in place, and that’s why we’re so encouraged by the quick start to the first two months Japan’s gotten off to.  So I think those are the two key reasons in Japan.

Now to the US.  We have certainly seen a decrease in our decline in our IOL sales quarter by quarter through 2008.  And as I said, now through the first two months, we’re basically at the bottom.  We—we’re where we were through the first two months of last year, so that is quite encouraging.  We have seen increases in our average selling price.  We still have one NTIOL product we’ve yet to get to market, and that product is—we’re waiting for an FDA approval on a sterilization, I’m sorry, on a cap change that we made to the Collamer bottle, which we actually made a few years ago, and had not properly reported to the FDA.  So we’re going through that process with them right now.  As a matter of fact, we returned answers to them of questions on Friday.  So getting that to commercialization will be very helpful.

It will also be very helpful to us for the CAST team, because they’re waiting for that, for the product; that’s the Collamer Accommodating Study Team, who will meet next month during the ASCRS.  We’ve got to get that aspheric, single piece Collamer lens to them so they can set the beginning stages of understanding where that product stands in terms of accommodation today.  So hopefully that helped to answer your question there, Rick.

Rick D’Auteuil:	But are there still commodity priced margined IOLs that STAAR is selling today? There are, aren’t…?

Barry Caldwell:
We’ve been in the process of—and it depends upon what you call generic, but I mean you’re exactly right that STAAR has historically been at the bottom of the food chain of pricing.  I think it’s probably fair to say today that STAAR still, though at a higher level, we’re at the lower end of, in terms of pricing, what our competition is able to get.  And I do think today that that’s causing physicians to take another look at STAAR IOLs, because as you can imagine, physicians in the US are being challenged by the economic conditions everywhere in their practice, and particularly if they own an ASC, being able to get a new technology IOL that’s reimbursed for an additional $50 than a normal lens, at a better price than they’re able to get at the competition is attractive to them; maybe more attractive to them today than it was a year ago.  And it’s clearly giving us more trials and first starts in new centers that we haven’t been in before.

Rick D’Auteuil:	Thank you.

Barry Caldwell:	Thank you, Rick.

Operate:	All right, thank you. Our next question is from Larry Haimovitch with HMTC. Please go ahead with your question.

Larry Haimovitch:	Good afternoon.

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:
Several questions.  I’d actually buzzed in earlier because I was trying to get the press release, which I guess came out late.  So one of my questions to Deborah was what was the cash, but now I have the press release.  Deborah, on the going concern, your cash ended the year a little lower than I thought is was going to be, so I’m just wondering would the auditors have had a going concern without the lawsuits.  Take those away for a minute, were they—had you had an indication from them before the verdict came out that they were leaning that way anyway?

Deborah Andrews:
No, but we think that we had a good strategy for avoiding going concern—you know—this year.  We knew—we actually, although the cash was low, it was pretty close to our target for the year.  We knew that we would be low heading into to 2009.  Certainly we didn’t think—we didn’t consider that we would have enough cash available for a judgment like this.

Larry Haimovitch:	Right.

Deborah Andrews:	Or a verdict like this.

Larry Haimovitch:	Right.

Deborah Andrews:
And that’s unfortunate.  But we are—but we were on target at the year—at the end of the year, and do believe that those—you know—the trend that we saw of declining cash flows in 2007, or 2008, which we’ve demonstrated, will continue and have continued into 2009, such that we would be able to avoid a going concern opinion.

Larry Haimovitch:
So basically take away the verdicts for a minute, or the verdict, and another one to come, what you’re saying is is that you think you could’ve convinced the auditors that, look, we’re going to be cash flow positive for ’09, therefore we really don’t want to see a going concern on the financial statements.  Is that what essentially you just told me?

Barry Caldwell:	Yes, I think that’s exactly what she’s saying, Larry. This is Barry, of course.

Larry Haimovitch:	Yes.

Barry Caldwell:
And we have had active discussions with them.  We had a plan in process, we thought, that was doable.  I think the other thing that’s been important for us with our auditors and our relationship, is that during 2008 we hit—you know—very close to exactly where we said we’d be almost every quarter.  So we’ve built a very good reputation, if you would, with the auditors from the last several quarters of being on target with our projections.  So if they were looking at our projections for 2009, it certainly gives us more credibility.

Larry Haimovitch:
Yes.  Thanks.  Okay, a question on Japan.  Forgive the skepticism, but so many companies that I’ve seen over the years—you know—they’ll have some very, very strong growth in a couple quarters, or in a year, and particularly maybe in a geographic area, and then the next year we find out—you know—the year-over-year comparison isn’t so good that, oh, well, you know, we had stocking orders, or you know, there was unusual situation, and that’s why things were so good.  Barry, is there anything going on in Japan except just good blocking and tackling, your own organization?  Is there anything that we should be concerned about that this is really not sustainable?  [Talk over], Barry, is a great example.  I mean the ICLs were—sales were inflated by some of these bulk sales.  Now you’ve had to live with those comparisons.  Thankfully it looks like you’re done with them, but that’s the kind of thing I’m concerned about.

Barry Caldwell:
Yes, good questions.  I think what we’ve seen during 2008 from Japan has been continuous improvement every quarter.  And obviously their fourth quarter was outstanding at $3.7 million overall, and the start they’ve got to—through—during 2009 through two full months of the third quarter, is, as I said, the IOLs have grown over 35% compared to a year ago.  So I think there’s been a lot of good blocking and tackling.  The motivation level in Japan is very high, and we’re very fortunate to have that organization in place.  We’re very fortunate that the work that took place in 2008 was successful, because as we all know, things happen during acquisitions, and whatever happened, the team was able to come together, solve the issues and move forward.  So, no, I feel very confident about those—the sales results in Japan and the consistency and the continued improvement.

Larry Haimovitch:	Okay, so bottom line, this should be sustainable, perhaps not at 35% every quarter, but we should expect Japan likely to continue to be a solid performer?

Barry Caldwell:	Yes, and we planned that way, and as Deborah pointed out, we also have planned for profitability in Japan in ’09.

Larry Haimovitch:	Yes. Okay, and then one more question.

Deborah Andrews:	Just look at their margins, they’re fantastic at 70%.

Larry Haimovitch:
So that leads a little bit to my next question, which is the ICL sales in Q4, as you talked about, were down.  Could—and I think you reviewed geographically what the performance was, but could you just do that again, please?

Barry Caldwell:	You mean between US and international?

Larry Haimovitch:	Yes, yes.

Barry Caldwell:	The US sales were basically flat, and the international sales were down—I’m sorry, the international ICL sales were down—where’s my number? I want to say…

Larry Haimovitch:	Must be 25, 30% or so?

Deborah Andrews:	6—7%.

Barry Caldwell:	7%.

Larry Haimovitch:	That doesn’t seem to make sense to me because the whole—the whole—we’re talking the year now?

Barry Caldwell:	I’m talking for the quarter.

Larry Haimovitch:	You’re talking for the quarter. I’m sorry, okay. So 5.4% for the quarter for the entire ICLs, and US is flat and international is down 7…?

Deborah Andrews:	Well US is down slightly.

Barry Caldwell:	That’s point…

Deborah Andrews:	0.9%

Barry Caldwell:	0.9%

Larry Haimovitch:
Okay, so I think we can understand a little bit the US market given that the economy just fell off a cliff in Q4, and as you pointed out, Barry, LASIK has just plummeted.  Is that the main reason Europe would be slower, because you had such a tremendous performance in Europe for so many quarters; back to back to back to back?

Barry Caldwell:
Really good question, Larry, and part of the analysis we did, as we looked at six of our top markets, and these six markets all grew by 10% during 2008 overall versus 2007, but if you look at their sales in fourth quarter, because of this stocking situation, meaning they were basically destocking fourth quarter of 2008, and they were stocking in fourth quarter 2007, if you look at their fourth quarter sales as a percent of their overall sales for the year, in 2007, in these six countries, 34% of their sales were in the fourth quarter last year.  This year, those same six countries, only 23% of their sales were in the fourth quarter.  So it was more of a typical quarter for them rather than more of an inventory building quarter.

Larry Haimovitch:	Right, and that speaks to my earlier question, which sometimes you get these quarters which are very, very strong, and then you find out later, oh, well they were building inventory.

Barry Caldwell:	Yes, well, you know, inventory—depending upon cash situations, those typically come more at the end of the year than they do in other quarters.

Larry Haimovitch:	Yes, yes, right. Okay, one more quick question on the product sales other. What does that mainly constitute, and why was that down; 5.2 versus 5.4?

Deborah Andrews:	That’s mainly sales in Germany.

Larry Haimovitch:	Oh was it Germany, that’s Domilens pretty much?

Deborah Andrews:	That’s right. And they sell everything—you know—outside of IOLs, they sell everything—you know—except the kitchen sink.

Barry Caldwell:
Yes, and let me comment that, Larry, because that’s a really good question, and a lot of times we just kind of skimmed over, or not even mentioned.  In Germany, as you know, we’ve got a new General Manager there, and we’ve really, he’s really done a good job, along with Dave, with really analyzing that business, and a lot of that other business is very low margin stuff.  I mean very low margin stuff.  And a lot of the past considerations were that we were—we were selling some very low volume things in accounts because we were getting higher volume IOL sales, or other products there. And as we analyzed account by account, we found a lot of accounts where that’s just not true.  So a part of their efforts during the end of ’08 and even more so in 2009 is to—is to first try to raise the price on that business through a reasonable gross margin.  If not, we’re just walking away from it.

So what you would expect to see n Domilens  in 2009, is not so much driven by the revenue line, it’s driven by the gross margin line, and what operating income we can get out of that business because of the strategic decisions we’re making.

Larry Haimovitch:	Okay, thanks for all the good answers and I’ll get back in queue.

Barry Caldwell:	Thank you, Larry.

Operator:	All right, thank you. Our next question is from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:	Hi, Barry.

Barry Caldwell:	Hi, Tyson.

Tyson Halsey:
Congratulations on getting the company to the cusp of profitability.  I wanted to ask some simple questions to perhaps alleviate some of the nervous Nellies, because, you know, selling begets selling, and you know, I feel like we just hit an air pocket and we dropped about 1,000 feet, and I think a lot of people are still a little shaken up, if you know what I mean.

Barry Caldwell:	Yes.

Tyson Halsey:
Anywho… So here’s my question, and you know, if there’s a question I ask that you don’t feel comfortable, just say next or let’s take it offline, but this one’s really pretty simple.  It seems to me there’s been two major ophthalmic companies in the last nine months that have been bought out; one being AMO, and the other one called Alcon.  And also, eyeonics was bought out in the last nine months.  What kind of multiples of revenues were those?  Is that three times?  Is that about a fair comparable?

Barry Caldwell:	Yes, I think it’s fair. Of course there are a lot of other factors involved, and the eyeonics, I think was 10X, as an example, whereas AMO, maybe a 2X.

Tyson Halsey:
Okay, I got a next question.  I’m going to write that down; 10X sounds good to me.  [Talk over] I spoke over the weekend, and I said, jeez, you know, you said why don’t—you know, if you’re worried about STAAR why don’t you sell, and I said are you kidding me, I think the stock’s worth 10.  They have this great columnar, they’ve got this ICL; the TICL, they’ve got the ASCRS, AAO, I’ve gotten to know everybody, I’ve gotten to know the products.  They have the technology; it’s just a matter of their executing.

Anyway, my next question is—you know—I think on the upside—you know—I see 10—you know—$10 stock, on the downside—you know—the liability seems to be around the going concern, which relates specifically to the legal case, and I wanted to know what you think is a maximum liability—if you can answer this, what the maximum liability is of the Stewart and Moody case?  And if you can’t answer it, just say I can’t answer.

Barry Caldwell:	Well why don’t we go with what we know. I don’t want to speculate anything about the Moody case.

Tyson Halsey:	I wouldn’t want you to speculate either.

Barry Caldwell:	Well, so let’s just take the Stewart case for example, or Parallax case. That’s, at this point, a $5 million judgment.

Tyson Halsey:	Right.

Barry Caldwell:
What’s the valuation of the company; a verdict, I’m sorry, it’s not a judgment, it’s still a verdict at this point.  But—you know—what do you consider the overall value of the company?  If you say it’s 100 million, it’s a 5% problem we have.

Tyson Halsey:	Right, if it’s taken out.

Barry Caldwell:	Right.

Tyson Halsey:
I mean your—STAAR Surgical has 72 million in trailing revenues, multiple of three is 210 million, so you could write a check, if you were bought out, for $15 million; walk away from your liability, and hopefully with a smaller liability.  Is that right?

Barry Caldwell:	Yes, that’s right. Yes.

Tyson Halsey:	Okay, next question. I’m going to try to save you time. What would be the maximum you’d pay just to get rid of this litigation and not get sued again? And if you can’t answer it, don’t.

Barry Caldwell:	I can’t answer it.

Tyson Halsey:	Okay, not a problem. Who had the better contract, David Bailey or Herb Stewart?

Barry Caldwell:	Wow, that’s a really tough question because…

Tyson Halsey:	Okay, why don’t you pass on that? Let me ask you another one.

Deborah Andrews:	Herb had a seven-year contract.

Tyson Halsey:
I don’t know who got paid what, I’m not privy to their contract, it was just kind of an open-ended question.  Let me ask you another one.  How much money has STAAR Surgical spent in the lawsuits that have been between Jay, Scott, and Herb?  Round numbers over the last three years and maybe on the last quarter?

Barry Caldwell:	I think we already stated that we spent 600,000 in cash the fourth quarter and I think that’s as far as I’ll go.

Tyson Halsey:
Okay, next question.  Would it be safe to say that if we didn’t have those litigations we’d be profitable by now?  Skip it.  Next question.  This is kind of a comment about life.  I had an attorney who once said if you don’t want to get sued, don’t ever piss anybody off.  And I remembered that.  I’ve paid a lot of money to attorneys, and that’s just one of those things in life.  My question is how much time did Dave Bailey spend talking to Herb Stewart and Scott Moody about an amicable resolution; face to face, knee to knee, maybe go out for a beer?  If you don’t know, you don’t know, and that’s okay.

Barry Caldwell:	Well of course I wasn’t here, but I’d like to come back to where you first started, if you don’t mind, Tyson?

Tyson Halsey:	Oh, sure, sure. I’m just, I’m like eighth in line so I’m just trying to throw out my questions real quick.

Barry Caldwell:
And that is the cusp of profitability.  That’s a true statement, and I’m very proud of the people here at STAAR, because we’ve worked very hard for the last five quarters to get to where we are.  And yes, we get obstacles thrown at us.  It seems like that’s the history here at STAAR.  Somebody told me it’s the karma of STAAR, but I’ll tell you what, we’ve got a great team of folks, and we’ve got great technologies here, and we’re going to succeed.  I’m very confident [talk over].

Tyson Halsey:	And that’s why I own the stock.

Barry Caldwell:
And we are turning the corner, and we see it happening every day.  So whether we’ve got a going concern in 2009, or whatever label you want to put to us, it’s not going to stop us because we’re going to keep moving forward.

Tyson Halsey:
Well that’s why I invested in this stock.  You know, can you tell me about the mediation process that you have engaged with regard to these guys to get rid of this nagging legal battle; a waste of, what I think is probably your valuable talent, because you have demonstrated bringing this company to the cusp of profitability?

Barry Caldwell:	I think, as probably most people know, in cases like this there is required mediation, and we certainly did go through that before trial, and I won’t comment any further.

Tyson Halsey:
Okay.  Well I’d certainly be willing to help if you guys flew me out first class and—you know—I took a couple people out for a Diet Coke or something like that, and said, come on, let’s go home to our wives and families and get this past us.  But do you think that Dave Bailey would take a salary cut, or that the Board could possibly loan the company money so that we could avoid a going concern?

Barry Caldwell:
You know, Tyson, I do appreciate all your questions, and we are taking very serious our situation and we’re considering all potential options to protect the interest of our shareholders, our employees, and our customers, and…

Tyson Halsey:	That’s great. I’m sorry if I asked a hard question. I’m just trying to help by asking provocative ones.

Barry Caldwell:	No, no, but I think, if you don’t mind, let me get you back in the queue because you’ve asked about eight questions now and we’ve got folks waiting.

Tyson Halsey:	Listen, I understand.

Deborah Andrews:	Well let me just [inaudible] though…

Tyson Halsey:	Thank you for your time. Excuse me?

Deborah Andrews:	If there are options that can be taken to avoid the going concern, we will take them.

Tyson Halsey:	Awesome. That’s great. I’m an owner. I’m a buyer probably.

Barry Caldwell:	Thank you.

Operator:	All right, thank you. Wayne Schroeter, Private Investor. Please go ahead.

Wayne Schroeter:	Yes, two questions really. The first is, and I think relates to what was just being talked about; the other case. Is there a date, and is that on the docket yet somewhere?

Barry Caldwell:	Yes there is, Wayne. It’s currently scheduled for May 25th.

Wayne Schroeter:	Okay. Shareholders meeting should just be just before that, right?

Barry Caldwell:	That’s—I forget the date, but around the same time.

Wayne Schroeter:
Okay.  Second question is when you’re talking about these—the growth increases, like 47% increase in Japan, 25 in the first two months of this year, are you generally referring to over the previous months, or this quarter last year?

Barry Caldwell:	Most of the comparisons all along, Wayne, are to the prior year at the same point in time. So the numbers regarding the first two months of 2009 would be compared to the first two months of 2008.

Wayne Schroeter:	Okay. Okay, those are my questions. Thank you very much.

Barry Caldwell:	Thank you.

Operator:	All right, thank you. And Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:	Hi, guys. A couple of housekeeping questions first. So just to make sure I understand, Deborah, the 600,000 in expenses currently incurred in the fourth quarter for legal, was that carried in G&A?

Deborah Andrews:	Yes.

Jack Fraser:	It was? Okay.

Deborah Andrews:	And that’s cash paid in the fourth quarter.

Jack Fraser:	And that was cash paid in the fourth quarter?

Deborah Andrews:	Yes.

Jack Fraser:
Okay.  And do we—have you attempted to look at a breakout between those expenses between the Herb Stewart case and the Scott Moody case, how that 600 would break out, or is that all for the Parallax case?

Deborah Andrews:	To be honest, they bill the—you know, they bill it under one case.

Jack Fraser:	I understand.

Deborah Andrews:	Billed under one case up until now.

Barry Caldwell:	And it’s really hard to split out, Jack, because a lot of the deposition costs, et cetera, were in both cases.

Jack Fraser:	Yes. I guess what I’m driving at is just there’s a portion of the 600 that’s probably front-end loaded if you will; getting ready for going to actual trial.

Deborah Andrews:	Definitely.

Barry Caldwell:	Oh, absolutely.

Deborah Andrews:	Yes, that’s pre-trial, definitely.

Barry Caldwell:	Yes, absolutely.

Jack Fraser:	Okay. Are you yet comfortable, Deborah, in sort of round number ballparking what you think legal will look like in Q1?

Deborah Andrews:	Let’s see.

Barry Caldwell:	Do we know through February what we incurred?

Deborah Andrews:	Yes. I would say around… I don’t know, maybe around 500,000.

Jack Fraser:	Okay. Okay, that’s helpful.

Deborah Andrews:	All right.

Jack Fraser:
And that’s cool.  That’s fine, thank you.  And then I want to get into the technical handling from an accounting point of view of what is coming through as a current liability from the jury verdict.  And I’m—so I’m guessing that that’s going to be carried as a current [ph].  My question is, and do I have that right, by the way?

Deborah Andrews:	Yes.

Jack Fraser:
My question is in the event that you elect to go to appeal, and I would certainly be one of those that would be right behind you on that, and the potential liability of any payments to Herb would become probably due at the end of an appeal process, which could well exceed a year, would that liability change classification, or would the auditors require you to carry this as a current liability even though it was patently obvious it would not be paid in any upcoming current term, in fact, maybe not even for up to three years?

Deborah Andrews:
Yes, Jack, I mean that’s a really good question.  The answer is I don’t know, and you know, I don’t know that we could say with certainty the likelihood of when that would be; what the appeal timing is, so.

Jack Fraser:	Okay.

Deborah Andrews:	That’s something I guess I’d have to get back to you on.

Jack Fraser:
Because it seems, it would seem pretty obvious to even the auditors that if it were to be a year, or two, or three event, we’re talking a very different point in the history and evolution of STAAR and the new products, and the gross margins, and the gross profit dollars available, and all the rest of it, so it would change, seemingly, the status of the threat behind the going concern terminology.

And just, lastly, you know, it sounds as if the current thinking is to aggressively pursue on appeal.  As someone whose read—you know—a good chunk of the legal documents, I certainly would stand behind that.  Is there—I mean—you know—Larry asked the question, and then Tyson tried to—I mean is there a circumstance where—you know—you would just feel like, okay, we’re just not going to go to appeal?  Because I mean it just seems to me, for one, that—you know—it’s going to take a pretty steep reduction to even really contemplate—you know—this dialogue due to the—you know—some significant errors that were incurred?

Barry Caldwell:
I think, Jack, you make some very good points.  Underlying in some of your questions here about our total litigation cost, it does point out that, number one, most of the cost related to the Moody case have already been incurred by the company.  And secondly, our current estimate for cost of an appeal in the Parallax case is about $300,000.  And the appeal process involves paperwork, and judges, and attorneys, and not juries.  So we are evaluating, as I said earlier, all potential options in order to protect your interests, and our employees, and our customers, and we’ll continue to look at it that way.

Jack Fraser:	Okay. And lastly, I’d be remiss if I didn’t congratulate all of you on what was, from an operating standpoint, a pretty superb year in a very, very tough environment. Thanks a lot.

Barry Caldwell:	Thank you, Jack.

Deborah Andrews:	Thank you, Jack.

Operator:	All right, thank you. And there are no further questions at this time, please continue with any closing comments.

Barry Caldwell:
Great.  Thank you, Operator, and now please don’t hang up, because as we did last year, I’d like to provide you with the key operating metrics that we’re going to be focusing on during 2009, and which we’d like for you to judge our performance.

First, and Deborah already mentioned this, but our first metric is to generate positive cash flow from operating activities during every quarter of the year.  And we say that, though, while we recognize first quarter’s always our most challenging from a cash utilization perspective, and that won’t be any different this year, but it is our goal to achieve for all four quarters.

Secondly, second metric would be to improve our gross margin percent of revenue each and every quarter.

Third metric, successfully implement the cost reduction efforts we’ve reported to you today, and others as they become apparent.  The two we’ve reported to you today is the US sales organization, and the Centers of Excellence Projects.

Fourth is to gain key regulatory approvals for our Visian Toric ICL in the US, and both Visian ICL products in Japan.

And our fifth metric would be to increase our overall share of the refractive market in some key markets that we’re focused on.  Those would be the US, Korea, China, India, Spain, Germany, and Latin America, and throughout the year we’ll be reporting to you on our progress there.

Again, we want to thank you for being on the call, and for your interest in STAAR Surgical, and if you have any additional questions, please feel free to call Deborah or I, and we look forward to reporting to you our progress on our first quarter earnings call.  Thank you, and good evening.

Operator:
All right, thank you, sir.  Ladies and gentlemen, this concludes the STAAR Surgical Fourth Quarter 2008 Earnings conference call.  If you’d like to listen to a replay of today’s conference in its entirety, you can do so by dialing 1-800-405-2236, or 303-590-3000, input the access code 11125535.  ACT would like to thank you very much for your participation today, and you may now disconnect.  Have a very pleasant rest of your day.

END